UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DHANOA MINERALS LTD.
(Name of small business issuer in its charter)

NEVADA	1000	98-0470528
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification
incorporation or organization	Classification Code Number	No.

Dhanoa Minerals Ltd.
250 Wellington Street West, Suite 639
Toronto, Ontario, M5V 3P6
Telephone: (416)  838-4348
Facsimile:  (905)  451-3294
(Address and telephone number of principal executive offices)

Empire Stock Transfer Inc.
7251 West Lake Mead Blvd Suite 300
Las Vegas, NV 89128
Telephone: 702-562-4091
Facsimile:  702-562-4081
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this
Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH	AMOUNT TO BE	PROPOSED	PROPOSED	AMOUNT OF
CLASS OF	REGISTERED	MAXIUM	MAXIMUM	REGISTRATION
SECURITIES TO		OFFERING	AGGREGATE	FEE (2)
BE REGISTERED		PRICE PER	OFFERING
		SHARE (1)	PRICE (2)

Common Stock	5,500,000	$0.02	$110,000	$12.95

(1)

Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price our common stock was sold to our shareholders in a private placement memorandum. The price of $0.02 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated December •, 2005

PROSPECTUS
DHANOA MINERALS LTD.
5,500,000 SHARES
COMMON STOCK
----------------

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

Our common stock is presently not traded on any market or securities exchange.

----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. SEE SECTION ENTITLED “RISK FACTORS” ON PAGES 6-8

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is no guarantee that our shares will trade on the OTC Bulletin Board. We determined this offering price based upon the price of the last sale of our common stock to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------

The Date Of This Prospectus Is: December •, 2005

Table Of Contents

		Page
Summary		5
Risk Factors		6
-	If we do not obtain additional financing, our business will fail	6
-	Because we have only recently commenced business operations, we face a high risk of business failure	6
-	Because of the speculative nature of exploration of mining properties, there is substantial risk that our business will fail	7
-	We need to continue as a going concern if our business is to succeed. Our independent auditor has raised doubt about our ability to continue as a going concern	7
-	Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	7
-	Even if we discover commercial reserves of precious metals on the Close-Allies Property, we may not be able to successfully obtain commercial production	7
-	Because our president has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	8
-	Because Management has no experience in mineral exploration, our business has a high risk of failure	8
-	If a market for our common stock does not develop, shareholders may be unable to sell their shares	8
-	Sales of shares not registered in this prospectus could have a negative impact on our stock price	8
-	A purchaser is purchasing penny stock which limits the ability to sell stock	8
Use of Proceeds		9
Determination of Offering Price		9
Dilution		9
Selling Shareholders		9
Plan of Distribution		13
Legal Proceedings		14
Directors, Executive Officers, Promoters and Control Persons		14
Security Ownership of Certain Beneficial Owners and Management		15
Description of Securities		16
Interest of Named Experts and Counsel		17
Disclosure of Commission Position of Indemnification for Securities Act Liabilities		17
Organization Within Last Five Years		17
Description of Business		17
Plan of Operations		22
Description of Property		23
Certain Relationships and Related Transactions		23
Market for Common Equity and Related Stockholder Matters		23
Executive Compensation		24
Financial Statements		25
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure		26

Summary

Prospective investors are urged to read this prospectus in its entirety.

We are in the business of mineral property exploration. To date, we have only conducted initial exploration on our sole exploration property, known as the Close-Allies property, which is located in the Alberni Mining Division, approximately twenty-four miles southwest of the Nanaimo, British Columbia, Canada. We acquired a 100% interest in the Close-Allies property from Christopher Delorme of Surrey, British Columbia.

Our objective is to conduct mineral exploration activities on the Close-Allies property in order to assess whether it possesses economic reserves of copper, molybdenum and silver. We have not yet identified any economic mineralization on the Close-Allies property. Our proposed exploration program is designed to search for an economic mineral deposit.

We were incorporated on July 11, 2005, under the laws of the State of Nevada. Our principal offices are located at 250 Wellington Street West, Suite 639 , Toronto, Ontario, Canada M5V 3P6. Our telephone number is (416) 838 - 4348.

The Offering:

Securities Being Offered	Up to 5,500,000 shares of common stock.

Offering Price

The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is no guarantee that our shares will trade on the OTC Bulletin Board. We determined this offering price based upon the price of the last sale of our common stock to investors.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering

The offering will conclude when all of the 5,500,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Securities Issued and to be Issued	9,500,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet

September 30, 2005

Cash	$48,477
Total Assets	$50,977
Liabilities	$3,000
Total Stockholders’ Equity	$47,977

Statement of Operations

From Incorporation on
July 11, 2005 to September 30, 2005

Revenue	$0
Net Loss and Deficit	$(4,210)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

Our current operating funds are less than necessary to complete all intended exploration of the Close-Allies property, and therefore we will need to obtain additional financing in order to complete our business plan. We recently commenced operations and we have no income. As well, we will not receive any funds from this registration.

Our business plan calls for significant expenses in connection with the exploration of the Close-Allies property. We completed phase one of the exploration program on the property in October 2005. While we have sufficient funds to conduct the recommended phase two and three exploration programs on the property, which are estimated to cost $8,500 and $25,000 respectively, we will need additional funds to complete the phase four program, which is estimated to cost $75,000. Even after completing these four phases of exploration, we will not know if we have a commercially viable mineral deposit.

We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We do not currently have any arrangements for financing and may not be able to find such financing if required.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We have only recently completed phase one of the exploration program on the Close-Allies property. Accordingly, we have no way to evaluate the likelihood that our business will be successful. We were incorporated on July 11, 2005 and to date have been involved primarily in organizational activities and the acquisition of the Close-Allies property. We have not earned any revenues as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from development of the Close-Allies Property and the production of minerals from the claim, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

BECAUSE OF THE SPECULATIVE NATURE OF EXPLORATION OF MINING PROPERTIES, THERE IS A SUBSTANTIAL RISK THAT OUR BUSINESS WILL FAIL.

The search for valuable minerals as a business is extremely risky. The likelihood of our mineral claim containing economic mineralization or reserves of copper, molybdenum and silver is extremely remote. Exploration for minerals is a speculative venture necessarily involving substantial risk. In all probability, the Close Allies property does not contain any reserves and funds that we spend on exploration will be lost. As well, problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

WE NEED TO CONTINUE AS A GOING CONCERN IF OUR BUSINESS IS TO SUCCEED. OUR INDEPENDENT AUDITOR HAS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The report of our independent accountant to our audited financial statements for the period ended September 30, 2005 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report are that we have no source of revenue and our dependence upon obtaining adequate financing. If we are not able to continue as a going concern, it is likely investors will lose all of their investment.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN MINERAL EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

EVEN IF WE DISCOVER COMMERCIAL RESERVES OF PRECIOUS METALS ON THE CLOSE-ALLIES PROPERTY, WE MAY NOT BE ABLE TO SUCCESSFULLY COMMENCE COMMERCIAL PRODUCTION.

The Close-Allies property does not contain any known bodies of mineralization. If our exploration programs are successful in establishing copper, molybdenum and silver of commercial tonnage and grade, we will require additional funds in order to place the Close-Allies property into commercial production. We may not be able to obtain such financing.

BECAUSE BOTH OUR PRESIDENT AND CHIEF FINANCIAL OFFICER HAVE OTHER BUSINESS INTERESTS, THEY MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS, CAUSING OUR BUSINESS TO FAIL.

Our President, Mr. Balwant Grewal, intends to devote approximately 20% of his business time providing his services to us. Our Chief Financial Officer, Mr. Darshan Mundi, intends to devote approximately 10% of his business time providing his services to us. While Messrs. Grewal and Mundi presently possess adequate time to attend to our interests, it is possible that the demands from their other obligations could increase. As a result, Messrs. Grewal and Mundi may no longer be able to devote sufficient time to the management of our business.

BECAUSE MANAGEMENT HAS NO EXPERIENCE IN MINERAL EXPLORATION, OUR BUSINESS HAS A HIGH RISK OF FAILURE.

Our officers and directors do not have any technical training in the field of geology and specifically in the areas of exploring, starting and operating a mine. As a result, we may not be able to recognize and take advantage of potential acquisition and exploration opportunities in the sector. As well, with no direct training or experience, our management may not be fully aware of the specific requirements related to this industry. Their decisions and choices may not be well thought out and our operations, earnings and ultimate financial success may suffer irreparable harm as a result.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and no certainty that a market will develop. We currently plan to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTCBB”) upon the effectiveness of this registration statement, of which this prospectus forms a part. Our shares may never trade on the OTCBB. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

SALES OF SHARES NOT REGISTERED IN THIS PROSPECTUS COULD HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE.

In addition to the shares being registered in this prospectus, our directors hold 4,000,000 shares of our common stock which are not being registered in this registration statement. After August 31, 2006, these 4,000,000 shares will become available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding which, in our case, will equal 95,000 shares as of the date of this prospectus. Sales of these shares by the shareholders owning these shares could have a negative impact on our stock price if a market is established for our shares.

A PURCHASER IS PURCHASING PENNY STOCK WHICH LIMITS HIS OR HER ABILITY TO SELL THE STOCK.

The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

Please refer to the “Plan of Distribution” section for a more detailed discussion of penny stock and related broker-dealer restrictions.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is no guarantee that our shares will trade on the OTC Bulletin Board. We determined this offering price, based upon the price of the last sale of our common stock to investors.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 5,500,000 shares of common stock offered through this prospectus. These shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933. The shares include the following:

1.

3,000,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on August 31, 2005;

2.

2,500,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on September 30, 2005;

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered for each;
3.	the total number of shares that will be owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

Name of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Viengnakhone Phommasa 47 Venetian Crescent Toronto, ON, M3N 2L9	250,000	250,000	0	0
Christopher Johnson 50 Driftwood Ave, Ste 404 Toronto, ON, M3N 2M6	300,000	300,000	0	0
Peter Miller 54 Thorncliffe Park Dr, Ste 511 Toronto, ON, M4H 1K5	400,000	400,000	0	0
Sophia Nurse 23 Simpson Avenue Etobicoke, ON, M82 1C9	400,000	400,000	0	0
Vince Consoli 10 Cassis Drive Etobicoke, ON, M9V 4Z6	400,000	400,000	0	0
Lisa McFaul 97 Silverton Avenue Toronto, ON, M6N 3J9	300,000	300,000	0	0
Phil Romaniello 52 Oliver Lane Maple, ON, L6A 1B2	250,000	250,000	0	0
Bryan Cook 97 Silverton Ave Toronto, ON, M6N 3J9	300,000	300,000	0	0
Alan Henry 1919 Parkside Drive Pickering, ON, L1V 3N6	200,000	200,000	0	0
Sonia Visalli 3 Stanstead Dr. Toronto, ON, M3H 4V5	200,000	200,000	0	0
Nusrat Jahan 2825 Islington Ave, Ste 809 North York, ON, M9L 2K1	100,000	100,000	0	0
Mansoor Alam 1807 Mabelle Avenue, Ste 52 Etobicoke, ON, M9A 4X9	60,000	60,000	0	0
Larisa Levin 1875 Steels Ave West, Ste 209 North York, ON, M3H 5T7	50,000	50,000	0	0
Shahzadi Bhatti 16 Windward Crescent Maple, ON, L6A 3G7	80,000	80,000	0	0

Name of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Steven Colin 35 Barksdale Avenue Toronto, ON, M3H 4S6	50,000	50,000	0	0
Nudrat Mahmood 271 Ahmadiyya Avenue Maple, ON, L6A 3A5	100,000	100,000	0	0
Mahvish Ahmad 130 Queen Isabella Cres Maple, ON, L6A 3J7	80,000	80,000	0	0
Razia Sultana 73-Mahmood Crescent Maple, ON, L6A 3A4	100,000	100,000	0	0
Amber Mehmood 73 Mahmood Crescent Maple, ON, L6A 3A5	100,000	100,000	0	0
Maryam Ahmed 12 Ahmadiyya Avenue Maple, ON, L6A 3A2	80,000	80,000	0	0
Munir Hussain 2825 Islington Ave, Ste 809 Maple, ON, M9L 2K1	60,000	60,000	0	0
Spencer Reid 2677 Kipling Ave, Ste 506 Etobicoke, ON, M9V 4P1	100,000	100,000	0	0
Danny Swamy 2250 Kennedy Rd., Ste 208 Toronto, ON, M1T 3G7	80,000	80,000	0	0
Pradeep Raina 1333 Bloor Street, Ste 1106 Mississauga, ON, L4Y 3T6	50,000	50,000	0	0
Patricia Veeneman 36 Winchester St Toronto, ON, M4X 1A7	50,000	50,000	0	0
Tony Avelar 8 Emmet Avenue Toronto, ON, M6M 2E6	50,000	50,000	0	0
Woodrow Ho 4673 Jane St, Ste 418 Toronto, ON, M3N 2L1	60,000	60,000	0	0
Anil Gayadeen 73 John Cabot Way Toronto, ON, M3N 2T5	60,000	60,000	0	0

Name of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Mandeep Pal S. Labana 3525 Brandongate Dr., Ste 42 Mississauga, ON, L4T 3M3	60,000	60,000	0	0
Frank Pucciano 139 Gilbert Drive Downsview, ON, M3L 1M4	60,000	60,000	0	0
Alex Padua 81 Willow Rd., Ste 504 Guelph, ON, N1H 1W5	60,000	60,000	0	0
Derron D. Cooke 25 St. Dennis Drive, Ste 1214 Toronto, ON, M3C 1E7	60,000	60,000	0	0
Tatiana Pacheco 16 Dallimore Circle Ste 702 Toronto, ON, M3C 4C4	60,000	60,000	0	0
Bairoo Mal 50 Cordova Ave, Ste 601 Toronto, ON, M9A 4X6	60,000	60,000	0	0
Hussein Jalloul 655 Broadview Ave, Ste 1101 Toronto, ON, M4K 2P3	80,000	80,000	0	0
Faiza Ahmed 33 Nasir Crescent Maple, ON, L6A 3A1	80,000	80,000	0	0
Sabahat j. Vance 69 Mahmood Crescent Maple, ON, L6A 3A4	80,000	80,000	0	0
Wayne Lalor 679 Constellation Dr. Mississauga, ON, L5R 2V9	80,000	80,000	0	0
Peter Khan 2 Loradeen Crescent Toronto, ON, M1B 1T8	80,000	80,000	0	0
Abdifatah Gabeyre 1413-15 Tobermory Dr. North York, ON, M3N 2R5	80,000	80,000	0	0
Bashir Ud Din 54 Tahir Street Maple, ON, l6A 3B9	100,000	100,000	0	0
Zaheer Ahmad Khalid 1465 Lawrence Ave. W, Ste. 101B Toronto, ON, M6L 1B2	100,000	100,000	0	0

Name of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Fraz M. Waraich 1465 Lawrence Ave. W. Ste 101-B Toronto, ON, M6L 1B2	100,000	100,000	0	0
Len Khan 2 Loradeen Crescent Toronto, ON, M1B 1T8	50,000	50,000	0	0

Each of the above shareholders beneficially owns and has sole voting and investment over all shares or rights to the shares registered in his or her name. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 9,500,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;

(2)	has ever been one of our officers or directors; or

(3)	is a broker-dealer or affiliate of a broker dealer.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.

The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is no guarantee that our shares will trade on the OTC Bulletin Board. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

We are bearing all costs relating to the registration of the common stock. These are estimated to be $12,500. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
•	contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

•	with bid and offer quotations for the penny stock;
•	details of the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Legal Proceedings

We are not currently a party to any legal proceedings. Our address for service of process in Nevada is 7251 West Lake Mead Blvd Suite 300 Las Vegas, NV 89128.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their age as of the date of this prospectus is as follows:

Directors:

Name of Director	Age
Balwant Grewal	59
Darshan Mundi	54
Joel Paul Kelland	58

Executive Officers:

Name of Officer	Age	Office
Balwant Grewal	59	President and Chief Executive Officer
Darshan Mundi	54	Chief Financial Officer, Treasurer and Secretary

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Mr. Balwant Grewal has acted as our president, chief executive officer and as a director since our incorporation on July 11, 2005. Mr. Grewal graduated from Khalsa College in Punjab, India, with a Bachelor of Arts degree in Economics in 1968. From Sept 1980 to August 2004, he was a self-employed principal and president of Majestic Building Maintenance, a private Toronto, Ontario company involved in building management and maintenance. From October 1989 to October, 2004, Mr. Grewal acted as the principal of Grewal Development, a Vancouver, British Columbia based proprietorship involved in real estate development. Since October 2004, he has been retired.

Mr. Grewal intends to devote approximately 20% of his business time to our affairs.

Mr. Darshan Mundi has acted as our Chief Financial Officer, Secretary, Treasurer and as a Director since our incorporation on July 11, 2005. Mr. Mundi received his Bachelor of Arts degree in Mathematics from the University of Punjab in 1972. From February 2000 to present, he has acted as Vice-President of 1396466 Ontario Ltd., a private company involved in real estate investment and mortgage financing. From April 2002 to present, Mr. Mundi has also managed a 295 unit residential property in which he is part owner. From January 1986 to August 1989, he acted as Vice-President of Larocque Hatchery Ltd., a private Ontario company involved in the operation of a chicken hatchery.

Mr. Mundi does not have any professional training or technical credentials in the exploration, development and operation of mines.

Mr. Mundi intends to devote approximately 10% of his business time to our affairs.

Mr. Joel Paul Kelland has acted as a Director since our incorporation on July 11, 2005. Since 1973, Mr. Kelland has been an owner and operator of Mr. Ad, a Mississauga and Orillia, Ontario based mobile advertising company specialising in designing mobile signs for businesses. He also acts as Vice-President and Legislative Committee Chairman of the Mobile Sign Association of Canada.

Mr. Kelland does not have any professional training or technical credentials in the exploration, development and operation of mines.

Mr. Kelland intends to devote approximately 10% of his business time to our affairs.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Security Ownership Of Certain Beneficial Owners And Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common stock	Balwant Grewal	2,500,000	26.32%
Common Stock	Darshan Mundi	1,500,000	15.79%
Common Stock	Joel Paul Kelland	0	0
Common stock	All officers and directors as a group that consists of three people	4,000,000	42.11%

The percent of class is based on 9,500,000 shares of common stock issued and outstanding as of the date of this prospectus.

Description Of Securities

General

Our authorized capital stock consists of 65,000,000 shares of common stock at a par value of $0.001 per share and 3,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As of December , 2005 , there are 9,500,000 shares of our common stock issued and outstanding that are held by 46 stockholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

There are no shares of preferred stock issued and outstanding.

Dividend Policy

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Share Purchase Warrants

There are no issued and outstanding warrants to purchase our securities.

Options

There are no issued and outstanding options to purchase shares of our common stock.

Convertible Securities

There are no issued and outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, LLP, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions provide that we shall indemnify a director or former director against all expenses incurred by him by reason of him acting in that position. The directors may also cause us to indemnify an officer, employee or agent in the same fashion.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization Within Last Five Years

We were incorporated on July 11, 2005 under the laws of the state of Nevada. On that date, Balwant Grewal, Darshan Mundi and Joel Paul Kelland Manning were appointed as our directors. As well, Mr. Grewal was appointed as our President and Chief Executive Officer and Mr. Mundi was appointed as our Secretary, Chief Financial Officer and Treasurer.

Description Of Business

In General

We are an exploration stage company. We are engaged in the acquisition and exploration of mineral properties with a view to exploiting any mineral deposits we discover. We own a 100% interest in one mineral claim known as the Close-Allies property. There is no assurance that a commercially viable mineral deposit exists on the Close-Allies property.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have only recently completed the initial recommended phase of exploration on the Close-Allies property. Once we have completed each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our directors will make this decision based upon the recommendations of the independent geologist who oversees the program and records the results.

Our plan of operation is to conduct exploration work on the Close-Allies property in order to ascertain whether it possesses economic quantities of copper, molybdenum and silver. Molybdenum is a very hard transition metal that is silvery white in color and has one of the highest melting points of all pure elements. There can be no assurance that an economic mineral deposit exists on the Close-Allies property until appropriate exploration work is completed.

Even if we complete our proposed exploration programs on the Close-Allies property and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Close-Allies Property Purchase and Sale Agreement

On September 2, 2005, we entered into a mineral purchase and sale agreement with Christopher Delorme of Surrey, British Columbia, whereby he sold to us a 100% undivided right title and interest in one mineral claim located in the Alberni Mining Division of British Columbia, Canada. We acquired this interest in the Close-Allies property by paying Mr. Delorme $4,000.

Description, Location and Access

The Close-Allies property is located on the north and east side of Buttle Mountain, six miles north of Cowichan Lake and twenty-four miles southwest of Nanaimo, a city on the west coast of Vancouver Island, British Columbia, Canada. The co-ordinates of the property are 124º 19’ 47” W Longitude and 48º 58’ 34” N Latitude

Most areas of the property can be assessed by vehicle on a number of gravel logging roads from Nanaimo, which is approximately one hour by ferry from Vancouver, British Columbia.

Climate and Topography

The climate of the Close-Allies property is predominant with heavy rainfall from November to March with cool to cold temperatures and possibility of snowfall during winter months. Spring and summer are warm with temperatures averaging 60 degrees Fahrenheit during summer months.

The property lies in a heavily forested area on moderate to steep northwestern slopes between 4,100 and 4,900 feet above sea level. On the northeastern side of the property lies the Green River headwaters and Green River valley, which is at an elevation of 3,000 feet.

The property has a total area of two hundred acres and is covered with dense vegetation consisting mostly of hemlock trees. Steep rock canyons are predominant at the property’s highest elevations.

Mineralization

The following technical terms in this section have the following meaning:

Intrusives: a volume of volcanic rock that has crystallized from a molten lava below the surface of the earth. Intrusive rocks include all varieties of volcanic rock types that range from dense, course-grained rocks, dark in color to the light density, fine-grained rocks, lighter in color.

Jurassic Age: a time referring back to 146 to 200 million years ago.

Silicified: to convert into or saturate with silicon dioxide (silica), the most abundant rock-forming compound on earth.

Skarn: A term used to describe the altered rocks surrounding an intrusive where it comes in contact with a limestone or dolomite rock formation.

Epidote: a large group of minerals containing silicon, aluminum oxide, lime, and iron or manganese oxide. They are yellowish or pistachio green in color.

Chlorite: minerals that have been transformed due to extreme pressure and temperature. They are usually green in color.

Sericite: this is a fine-grained mica (a group of related minerals) that have been subjected to hydrothermal alteration (water heated by or in relation with lava) typically associated with tin or copper.

Garnets: a group of silicate minerals, ranging in a variety of colors including red, purple, orange, yellow, green and black. The chemical elements in garnets are magnesium, iron, chromium (a hard metal), manganese (resembles iron) and titanium (a corrosion-resistant metal).

Granodiorite: this is an intrusive igneous rock similar to granite but contain more plagioclase feldspar (a rock forming mineral containing sodium and calcium).

Pyrite: also referred to as “fool’s gold”, is a common mineral containing mainly iron disulfide that is pale yellow in color.

Molybdenite: this is a mineral of molybdenum sulphide, a very hard, silvery white transition metal that has one of the highest melting points of all pure elements.

Chalcopyrite: this is a copper iron sulphide mineral that has a metallic luster and is brassy to golden yellow in color.

The geology of the property is underlain by intrusives of Jurassic age which in turn have intruded volcanic rocks and sediments of which remnants are only left.

The volcanic rocks and sediments appear to be silicified thin remnants, in part altered to skarn. The alteration is not severe, although epidote, chlorite, sericite, and locally garnets, have been formed.

Major faults primarily striking northwest and northeast have caused numerous fractures in the granodiorite. Generally, the fractures are quartz filled with some molybdenite and pyrite. In other areas random grains and patches of molybdenum are noted.

Property workings:

The property workings consist of two adits, a shaft, and several trenches. An adit is an opening driven horizontally into the side of a mountain or hill for providing access to mineralization. A shaft is a vertical or nearly vertical opening driven into the earth for exploration. A trench is a long, narrow excavation dug through surface soil, or blasted out of rock, to expose underlying rock.

Title to the Close-Allies property

The Close-Allies property consists of one mineral claim covering two hundred acres. A “mineral claim” refers to a specific section of land over which a title holder owns rights to explore the ground and subsurface, and extract minerals. Title to the Close-Allies property is registered in the name of Christopher Delorme. He has provided us with an absolute bill of sale with respect to the property.

Claim details are as follows:

Claim Name	Tenure Number	Expiry Date
Close-Allies	519681	September 4, 2006

The claim is in good standing until September 4, 2006. To maintain the ownership of the claims, we are obligated to either complete exploration work of one hundred dollars per grid unit per year for the three years after staking thence two hundred dollars per claim thereafter or the payment of the equivalent of cash in lieu prior to the expiry date.

Exploration History

During 1925 and 1926, the Close-Allies property was first staked and the main underground passage was excavated to a length of 115 feet along a quartz vein. Another underground passage of 100 feet long was excavated approximately 850 feet south of the main passage along a southeastern fault.

Mr. A.A. Davidson inspected the property in the 1920’s. Two samples taken from the vein along both passages contained some gold.

A program of geological, geophysical and geochemical surveying was carried out over a large area that included the Close-Allies property during September and November 1986. Shangri-La Minerals Ltd. conducted the surveys for Alexa Ventures Inc. Results of the survey are not public.

Geological Report

We retained Mr. Laurence Sookochoff, a professional geologist, to complete an evaluation of the Close-Allies property and to prepare a geology report on the claim.

Mr. Sookochoff holds a Bachelor of Science degree in geology from the University of British Columbia (1966). He has practiced in the field of geology for the past 28 years and is a registered member in good standing with the Association of Professional Engineers and Geoscientists of British Columbia.

Mr. Sookochoff recommended an initial exploration program consisting of four phases. The first phase consisted of trenching, sampling and prospecting. Trenching typically involves removing surface dirt and rock with heavy equipment and gathering rock and soil samples from below the property’s surface in areas with the most potential to host economically significant mineralization. All samples gathered are sent to a laboratory where they are crushed and analysed for metal content. Prospecting involves analyzing rocks on the property surface with a view to discovering indications of potential mineralization.

The second phase will consist of a VLF-EM survey and geochemical surveys. A VLF-EM survey (very low frequency – electromagnetic survey) uses radio waves to determine whether rocks on a mineral property conduct electricity. Almost all of the precious and base metals that we seek are above average conductors of electricity and will affect VLF readings. Electromagnetic surveys involve measuring the strength of the earth’s magnetic field. Variations in the magnetic readings on a property may indicate the increased likelihood of precious or base minerals in the area. Geochemical surveys consist of gathering chip samples and grab samples from property areas with the most potential to host economically significant mineralization based on past exploration results. Grab samples are soil samples or pieces of rock that appear to contain precious metals such as silver, or industrial metals such as copper and molybdenum. All samples gathered will be sent to a laboratory where they are crushed and analysed for metal content. The third phase would consist of sampling and geological mapping. Geological mapping involves plotting previous exploration data relating to a property on a map in order to determine the best property locations to conduct subsequent exploration work. The forth phase would consist of test diamond drilling.

The first phase of the exploration program was completed in October 2005.

The second phase will cost approximately $8,500 as outlined below. We expect to commence the second phase of exploration in the spring of 2006. The program will take approximately one month to complete.

Budget – Phase II

VLF-EM survey and geochemical survey	$8,500

Total Cost Phase II:	$8,500

The third phase will cost approximately $25,000 as outlined below. We expect to commence the third phase of exploration in the summer of 2006. The program will take approximately two to three months to complete.

Budget – Phase III

Sampling and Geological Mapping	$25,000

Total Cost Phase III:	$25,000

Budget – Phase IV

The fourth phase will cost approximately $75,000 as outlined below. We expect to commence the fourth phase of exploration in the fall of 2006. The program will take approximately two months to complete.

Diamond Drilling	$75,000

Total Cost Phase III:	$75,000

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in British Columbia specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

-	Water discharge will have to meet water standards;

-	Dust generation will have to be minimal or otherwise re-mediated;

-	Dumping of material on the surface will have to be re-contoured and re-vegetated;

-	An assessment of all material to be left on the surface will need to be environmentally benign;

-	Ground water will have to be monitored for any potential contaminants;

-	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

-	There will have to be an impact report of the work on the local fauna and flora.

Employees

We have no employees as of the date of this prospectus other than our three directors.

Research and Development Expenditures

We have not incurred any other research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Reports to Security Holders

Although we are not required to deliver a copy of our annual report to our security holders, we will voluntarily send a copy of our annual report, including audited financial statements, to any registered shareholder who requests it. We will not be a reporting issuer with the Securities and Exchange Commission until our registration statement on Form SB-2 is declared effective.

We have filed a registration statement on Form SB-2, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20002. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Plan Of Operations

We recently completed phase one exploration program in October 2005. Phase one consisted of trenching, sampling and prospecting. Four grab samples were taken from quartz vein material and then analyzed. A grab sample is the sample of rock material from a confined area of a rock. The samples contained silver, copper and molybdenum.

Our plan of operation for the next twelve months is to complete the recommended phase two, three and four exploration programs on the Close-Allies property consisting of VLF-EM and geochemical surveys, geochemical sampling as well as diamond drilling. We anticipate that these exploration programs will cost approximately $8,500, $25,000 and $75,000 respectively.

Phase one exploration program was completed in October 2005. We plan to commence the phase two exploration program on the Close-Allies property in the spring of 2006. The program should take approximately one month to complete. We will then undertake the phase three work program during the summer of 2006. This program will take approximately two to three months to complete. We will then undertake the phase four work program during the fall of 2006. This program will take approximately two months to complete. We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for this exploration program.

As well, we anticipate spending an additional $20,000 on administrative fees, including fees payable in connection with the filing of this registration statement and complying with reporting obligations.

Total expenditures over the next 12 months are therefore expected to be $108,500.

While we have enough funds to cover the phase two and three exploration programs, we will require additional funding in order to cover administrative expenses and to proceed with the phase four exploration program and any additional recommended exploration on the Close-Allies property. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from director loans. We do not have any arrangements in place for any future equity financing or loans.

Results Of Operations For The Period From Inception Through September 30, 2005

We have not earned any revenues from our incorporation on July 11, 2005 to September 30, 2005. We do not anticipate earning revenues unless we enter into commercial production on the Close-Allies property, which is doubtful. We have not completed the exploration stage of our business and can provide no assurance that we will discover economic mineralization on the Close-Allies property, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $7,122 for the period from our inception on July 11, 2005 to September 30, 2005. These operating expenses were comprised of exploration costs and expenses of $4,000, professional fees of $2,500, listing and filing fees of $600 and general and administrative expenses of $22.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Description Of Property

We own the mineral exploration rights relating to the Close-Allies mineral property. We do not own interest in any other property.

Certain Relationships And Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

*	Any of our directors or officers;
*	Any person proposed as a nominee for election as a director;
*	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
*	Our sole promoter, Balwant Grewal;
*	Any member of the immediate family of any of the foregoing persons.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Stockholders of Our Common Shares

As of the date of this registration statement, we have forty-six registered shareholders.

Rule 144 Shares

A total of 4,000,000 shares of our common stock are available for resale to the public after August 31, 2006 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 95,000 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 4,000,000 shares that may be sold pursuant to Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period from our inception on July 11, 2005 to September 30, 2005 and the subsequent period to the date of this prospectus.

Annual Compensation

						Restr	Options/	LTP
					Other	Stock	SARS (#)	payouts
Name	Title	Year	Salary	Bonus	Comp.	Awarded		($)
	President
Balwant Grewal	CEO &	2005	$0	$0	$0	$0	$0	$0
	Director
	Sec,
Darshan Mundi	Treas.	2005	$0	$0	$0	$0	$0	$0
	CFO &
	Director

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Consulting Agreements

We do not have any employment or consulting agreements with our directors or officers. We do not pay Mr. Grewal, Mr. Mundi or Mr. Kelland any amount for acting as directors of the Company.

Financial Statements

Index to Financial Statements:

1.	Report of Independent Registered Public Accounting Firm;

2.	Audited financial statements for the period ending September 30, 2005, including:

	a.	Balance Sheet;

	b.	Statement of Operations;

	c.	Statement of Stockholders’ Equity;

	d.	Statement of Cash Flows; and

	e.	Notes to Financial Statements

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005
(Expressed in US Dollars)

F-i

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	BALANCE SHEET AS OF SEPTEMBER 30, 2005 (RESTATED)

PAGE	3	STATEMENT OF OPERATIONS FOR THE PERIOD FROM JULY 11, 2005 (INCEPTION) TO SEPTEMBER 30, 2005 (RESTATED)

PAGES	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM JULY 11, 2005 (INCEPTION) TO SEPTEMBER 30, 2005 (RESTATED)

PAGE	5	STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JULY 11, 2005 (INCEPTION) TO SEPTEMBER 30, 2005 (RESTATED)

PAGES	6 - 9	NOTES TO FINANCIAL STATEMENTS

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Dhanoa Minerals Ltd
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Dhanoa Minerals Ltd. (an exploration stage company) as of September 30, 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 11, 2005 (inception) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Dhanoa Minerals Ltd. (a exploration stage company) as of September 30, 2005 and the results of its operations and its cash flows for the period from July 11, 2005 (inception) to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company is in the exploration stage with no operations and has a cash flow from operations of $290 from inception. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 4. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, the Company restated its financial statements for the period ended September 30, 2005.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
November 4, 2005, except for Notes 1(D) & 2, as to which the date is December 20, 2005

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET
AS OF SEPTEMBER 30, 2005 (RESTATED)
(Expressed in US Dollars)

ASSETS

CURRENT ASSETS
Cash	$48,477
Total Current Assets	48,477

PREPAID	2,500

TOTAL ASSETS	$50,977

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,000

TOTAL LIABILITIES	3,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 3,000,000 shares authorized,
none issued and outstanding	-
Common stock, $0.001 par value, 65,000,000 shares authorized,
9,500,000 shares issued and outstanding	9,500
Stock subscription receivable	(4,813)
Additional paid in capital	47,500
Accumulated deficit during exploration stage	(4,210)
Total Stockholders’ Equity	47,977

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,977

See accompanying notes to financial statements.

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 11, 2005 (INCEPTION)
TO SEPTEMBER 30, 2005 (RESTATED)
(Expressed in US Dollars)

OPERATING EXPENSES
Exploration costs and expenses	$4,000
General and administrative	22
Professional fees	2,500
Listing and filing	600
Total Operating Expenses	7,122

LOSS FROM OPERATIONS	(7,122)

OTHER (INCOME) EXPENSE
Foreign currency transaction gain	(2,912)

Provision for Income Taxes	-

NET LOSS	$(4,210)

Net loss per share - basic and diluted	$-

Weighted average number of shares outstanding during the period -
basic and diluted	2,592,592

See accompanying notes to financial statements.

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 11, 2005 (INCEPTION) TO SEPTEMBER 30, 2005 (RESTATED)
(Expressed in US Dollars)

					Accumulated
					Deficit
			Additional	Stock	During
	Common Stock		Paid-In	Subscription	Exploration
	Shares	Amount	Capital	Receivable	Stage	Total

Common stock issued to founders for
cash ($0.001 per share)	7,000,000	$7,000	$-	$-	$-	$7,000

Common stock issued for cash
($0.02 per share)	2,500,000	2,500	47,500	-	-	50,000

Stock subscription receivable	-	-	-	(4,813)	-	(4,813)

Net loss for the period from July 11,
2005 (inception) to September 30, 2005	-	-	-	-	(4,210)	(4,210)

BALANCE, SEPTEMBER 30, 2005	9,500,000	$9,500	$47,500	$(4,813)	$(4,210)	$47,977

See accompanying notes to financial statements.

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 11, 2005 (INCEPTION)
TO SEPTEMBER 30, 2005 (RESTATED)
(Expressed in US Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid	(2,500)
Accounts payable	3,000
Net Cash (Used In) Operating Activities	(3,710)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of stock subscription receivable	52,187
Net Cash Provided By Financing Activities	52,187

NET INCREASE IN CASH	48,477

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$48,477

See accompanying notes to financial statements.

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005
(Expressed in US Dollars)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Dhanoa Minerals Ltd (an exploration stage company) (the “Company”) was incorporated under the laws of the State of Nevada on July 11, 2005. The Company is a natural resource exploration company with an objective of acquiring, exploring and if warranted and feasible, developing natural resource properties. Activities during the development stage include developing the business plan and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Mineral Property

Pursuant to SFAS No. 144, the recoverability of the acquisition costs associated with the purchase of mineral rights presumes to be insupportable prior to determining the existence of a commercially minable deposits and have to be expensed. As of September 30, 2005, the Company had expensed $4,000 related to the mineral rights acquisition costs.

(E) Long-Lived Assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, goodwill and intangible assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets.

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005
(Expressed in US Dollars)

(F) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of September 30, 2005, the Company has a net operating loss carryforward of approximately $2,710 available to offset future taxable income through 2025. The valuation allowance at September 30, 2005 was $949. The net change in the valuation allowance for the period ended September 30, 2005 was an increase of $949.

(G) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of September 30, 2005, there were no common share equivalents outstanding.

(H) Foreign Currency Translation

The Company uses US dollars as its functional and reporting currency. The Company has gains arising as a result of translations of the Canadian funds deposits into US dollars. These gains were included in operations.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(J) Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4”” SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67,” SFAS No. 153, “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29,” and SFAS No. 123 (revised 2004), “Share-Based Payment,” were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005
(Expressed in US Dollars)

NOTE 2	RESTATEMENT OF FINANCIAL STATEMENTS

The Company determined that certain intangible mining rights were insupportable prior to the existence of commercially minable mineral deposits. As of September 30, 2005, the Company has reclassified the intangible assets to exploration costs.

A summary of significant effects of the restatement is as follows:

	September 30,
	2005			September 30,
	(As Previously		Amount of	2005
Balance Sheet	Reported)		Change	(As Restated)

Assets	$48,477		$-	$48,477
Prepaid expenses	2,500		-	2,500
Property and equipment	4,000		(4,000)	-

Total Assets	$54,977			$50,977

Accumulated deficit during
exploration stage	$(210)		(4,000)	(4,210)

Total Stockholders’ Deficiency	$51,977		(4,000)	47,977

Statement of Operations

Exploration costs	$-		$4,000	$4,000

Total Operating Expense	$3,122	$		$7,122

NOTE 3	STOCKHOLDERS’ EQUITY

During 2005, the Company issued 7,000,000 shares of common stock to its founders for cash of $7,000 ($0.001 per share).

During 2005, the Company issued 2,500,000 shares of common stock for cash of $50,000 ($0.02 per share).

DHANOA MINERALS LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005
(Expressed in US Dollars)

NOTE 4	GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the exploration stage with no operations and has a cash flow from operations of $3,710 from inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 5	SUBSEQUENT EVENTS

Subsequent to year-end, the Company received the $4,813 in relation to the stock subscription receivable from investors.

Changes In And Disagreements With Accountants on Accounting and
Financial Disclosure

We have had no changes in or disagreements with our accountants.

Until ______________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In The Prospectus

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$ 12.95
Transfer Agent fees	$1,000.00
Accounting and auditing fees and expenses	$5,000.00
Legal fees and expenses	$5,000.00
Edgar filing fees	$1,500.00

Total	$12,512.95

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities

We completed an offering of 7,000,000 shares of our common stock at a price of $0.001 per share on August 31, 2005. Of these shares, we issued 2,500,000 shares of our common stock to our President, Mr. Balwant Grewal and 1,500,000 shares to our Secretary, Mr. Darshan Mundi. The total amount received from this offering was $7,000. These shares were issued pursuant to Regulation S of the Securities Act.

Name of Subscriber	Number of Shares
Viengnakhone Phommasa	250,000
Christopher Johnson	300,000
Peter Miller	400,000
Sophia Nurse	400,000
Vince Consoli	400,000
Lisa McFaul	300,000
Phil Romaniello	250,000
Bryan Cook	300,000
Alan Henry	200,000
Sonia Visalli	200,000

We completed an offering of 2,500,000 shares of our common stock at a price of $0.02 per share to a total of thirty-four purchasers on September 30, 2005. The total amount received from this offering was $50,000. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber	Number of Shares
Nusrat Jahan	100,000
Mansoor Alam	60,000
Larisa Levin	50,000
Shahzadi Bhatti	80,000
Steven Colin	50,000
Nudrat Mahmood	100,000
Mahvish Ahmad	80,000
Razia Sultana	100,000
Amber Mehmood	100,000
Maryam Ahmed	80,000
Munir Hussain	60,000
Spencer Reid	100,000

Danny Swamy	80,000
Pradeep Raina	50,000
Patricia Veeneman	50,000
Tony Avelar	50,000
Woodrow Ho	60,000
Anil Gayadeen	60,000
Mandeep Pal S. Labana	60,000
Frank Pucciano	60,000
Alex Padua	60,000
Derron D. Cooke	60,000
Tatiana Pacheco	60,000
Bairoo Mal	60,000
Hussein Jalloul	80,000
Faiza Ahmed	80,000
Sabahat j. Vance	80,000
Wayne Lalor	80,000
Peter Khan	80,000
Abdifatah Gabeyre	80,000
Bashir Ud Din	100,000
Zaheer Ahmad Khalid	100,000
Fraz M. Waraich	100,000
Len Khan	50,000

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

Neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Item 27. Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation *
3.2	Bylaws *
5.1	Legal opinion of Anslow and Jaclin, LLP, with consent to use
10.1	Geological Evaluation Report dated October 19, 2005 *
23.1	Consent of Webb & Company, Certified Public Accountants
23.2	Consent of Laurence Sookochoff, professional geologist, with consent to use *
99.1	Location map *

Filed as exhibits to the SB-2 Registration statement filed with the SEC on November 21, 2005.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	a.	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

	c.	include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Province of Ontario on December 20, 2005 .

Dhanoa Minerals Ltd.

By: /s/ Balwant Grewal
Balwant Grewal
President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Balwant Grewal	President, Chief Executive Officer and	December 20, 2005
Balwant Grewal	Director

/s/ Darshan Mundi	Chief Financial Officer, Secretary,	December 20, 2005
Darshan Mundi	Treasurer, principal accounting officer,
principal financial officer and Director

/s/ Joel Paul Kelland	Director	December 20, 2005
Joel Paul Kelland